CONFIDENTIAL	Exhibit 2.1

Agreement and Plan of Merger

AMONG

BRIGHT MOUNTAIN MEDIA INC. [PARENT],

BRIGHT MOUNTAIN MERGER SUB [Merger Sub],

and

Inform inc. f/k/a news distribution network [COMPANY]

June 10, 2019

CONFIDENTIAL

CONFIDENTIAL	2

Article 5 COMPANY COVENANTS		39

5.1	Advise of Changes	39
5.2	Maintenance of Business	40
5.3	Conduct of Business	40
5.4	Regulatory Approvals	40
5.5	Approval of Company Stockholders	41
5.6	Necessary Consents	42
5.7	Litigation	42
5.8	No Other Negotiations	42
5.9	Access to Information	43
5.10	Satisfaction of Conditions Precedent	43
5.11	Company Benefit Arrangements	43
5.12	Repayment of Debt	43
5.13	Notices to Company Securityholders and Employees	44
5.14	Takeover Statutes	44
Article 6 PARENT COVENANTS		44

6.1	Advise of Changes	44
6.2	Regulatory Approvals	44
6.3	Satisfaction of Conditions Precedent	45
6.4	Indemnification of Company Directors and Officers	45
6.5	Treatment of Company Options	46
Article 7 CONDITIONS TO CLOSING OF MERGER		46

7.1	Conditions Precedent to Each Party’s Obligation to Effect the Merger	46
7.2	Additional Conditions Precedent to Obligations of Parent or Merger Sub.	47
7.3	Additional Conditions to Obligations of the Company	49
Article 8 DOCUMENTS TO BE DELIVERED AT CLOSING		50

8.1	Documents to be delivered by the Company.	50
8.2	Documents to be delivered by Parent.	50
Article 9 TERMINATION OF AGREEMENT		50

9.1	Termination by Mutual Consent	50
9.2	Unilateral Termination	51
9.3	Effect of Termination	51
Article 10 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS		52

10.1	Survival	52
10.2	Agreement to Indemnify	52
10.3	Direct and Officer Indemnification.	53
10.4	Limitations	53
Article 11 TAX MATTERS		53

11.1	Tax Returns	53
11.2	Cooperation	54
11.3	Transactional Tax Related Matters.	54

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Article 12 MISCELLANEOUS		54

12.1	Governing Law	54
12.2	Assignment; Binding Upon Successors and Assigns	54
12.3	Severability	54
12.4	Counterparts	55
12.5	Other Remedies	55
12.6	Amendments and Waivers	55
12.7	Expenses	55
12.8	Attorneys’ Fees	55
12.9	Notices	55
12.10	Waiver of Jury Trial	56
12.11	Interpretation; Rules of Construction	57
12.12	Third-Party Beneficiary Rights	57
12.13	Public Announcement	57
12.14	Confidentiality	57
12.15	Entire Agreement	58

Schedule A Offer Letter Individuals

Schedule C Company Participants

Schedule D Continuing Employees

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Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 10, 2019 (the “Agreement Date”) by and among Bright Mountain Media, Inc., a Florida corporation (“Parent”), BMTM2, a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Inform, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The parties intend that the Company shall merge with and into the Merger Sub (the “Merger”), with the Merger Sub to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Florida.

B. The boards of directors of Parent, Merger Sub, and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have each unanimously approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement and the board of directors of the Company has unanimously recommended the adoption of this Agreement and approval of the Merger by the stockholders of the Company.

D. Immediately following the execution and delivery of this Agreement, it is anticipated that each of the Company Stockholders shall vote for the adoption of this Agreement and approval of the Merger and such other matters as are provided therein (the “Stockholder Consent”) which will constitute the Stockholder Approval (as defined herein).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the individuals set forth on Schedule A is executing and delivering to Parent employment offer letters (including the related Confidentiality) (each, an “Offer Letter”), which Offer Letters shall become effective only at the Effective Time.

G. Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

AGREEMENT

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Accredited Investor” shall have the meaning defined in the Federal Securities Law.

“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation, inquiry or dispute.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

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“Alternative Transaction” means any transaction involving: (i) (A) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any Company Person or (B) the hiring of a majority of the employees and contractors of any Company Person in exchange for consideration, (ii) the issuance, grant, disposition or acquisition of (A) any Company Capital Stock or equity interests in any Subsidiary, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Company Capital Stock or equity interests in any Subsidiary, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or equity interests in any Subsidiary, or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Company Person; provided, however, that the issuance of Company Capital Stock by the Company to (x) Company Optionholders upon the exercise of outstanding Company Options, (y) holders of Company Preferred Stock upon the conversion of any outstanding shares of Company Preferred Stock in accordance with the Certificate of Incorporation and (z) holders of Company Warrantholders upon the exercise of outstanding Company Warrants will not be deemed to be an “Alternative Transaction.”

“Balance Sheet Date” means May 31, 2019.

“Bridge Notes” means the 2018 Bridge Notes.

“Bridge Noteholders” means the holders of the Bridge Notes

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect on the Agreement Date and as amended to such date.

“Certificate of Merger” means the certificate of merger, in customary form reasonably satisfactory to Parent, to be filed by the Company with the Office of the Secretary of State of Florida in connection with the Closing.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means June 30, 2019.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Audited Financial Statements” means (i) the Company’s consolidated audited balance sheets dated December 31, 2017 and December 31, 2018 (ii) the Company’s consolidated audited statements of operations, stockholders equity (deficit), and cash flows for the years ended December 31, 2017 and December 31, 2018 (iii) the Company’s unaudited balance sheet statements of profit and loss and cash flows for the three months ended March 31, 2018 and March 31, 2019. The Company’s Audited Financial Statements shall be prepared by Cherry, Bekaert & Holland, LLP and shall be in accordance with SEC rules and regulations for a material acquisition.

“Company Balance Sheet” means the Company’s consolidated unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

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“Company Business” means the business of the Company and its Subsidiaries, as presently conducted and as presently proposed to be conducted by the Company Persons during the remainder of calendar year 2019, including the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of the Company Offerings.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock, and any other capital stock of the Company that may be outstanding from time to time, taken together.

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Convertible Notes” means the Company’s convertible promissory notes.

“Company Convertible Noteholders” means the holders of Company Convertible Notes.

“Company Employee Agreement” means each management, employment, retention, change in control, severance, consulting, relocation, repatriation or expatriation agreement or other similar Contract between any Company Person and any current or former employee, individual independent contractor or director of any Company Person with respect to which any Company Person has any outstanding Liability or obligation.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, vesting acceleration, change in control pay, termination pay, deferred compensation, profit-sharing, bonuses or other incentives, performance awards, stock or stock-related awards, insurance coverage (including any self-insured arrangements that are clearly identified as such), vacation or other paid-time off benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is sponsored by, or maintained, contributed to, or required to be contributed to, by any Company Person or any ERISA Affiliate of any Company Person for the benefit of any current or former employee, individual independent contractor or director of any Company Person, or with respect to which any Company Person has any outstanding Liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Financial Statements” means (i) the Company’s consolidated unaudited balance sheets dated December 31, 2017 and December 31, 2018; (ii) the Company’s consolidated unaudited statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2017 and December 31, 2018 (iii) the Company’s consolidated unaudited statements of profit and loss and cash flows for the two (2) months ended May 31, 2019; and (iv) the Company Balance Sheet.

“Company Intellectual Property” means any and all Intellectual Property owned, used, held for use or practiced by any Company Person, including any Intellectual Property incorporated into or otherwise used, held for use or practiced in connection with any Company Offering.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned, used, held for use or practiced by any Company Person, including any Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with any Company Offering.

“Company Material Contract” means (a) any Contract required to be listed on the Company Disclosure Letter pursuant to Section 3.9, Section 3.11 or Section 3.13 or (b) any Contract between any Company Person and (i) any publishers or distributors or (ii) any content providers, in each case (i) and (ii), not required to be listed on the Company Disclosure Letter pursuant to Section 3.11.

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“Company Offerings” means any and all products or services offered, licensed, provided, sold, distributed or otherwise exploited by or for any Company Person, and any and all products or services under design or development (or already designed or developed) by or for any Company Person that such Company Person intends to release within the remainder of calendar year 2019, including all versions and releases of the foregoing, together with any related documentation, materials, or information.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock that are outstanding and unexercised immediately prior to the Effective Time (and for the avoidance of doubt, excluding any Cancelled Options but including any Assumed Options).

“Company Participants” means each of the individuals who were grantees of Cancelled Options, all of which grantees are identified on Schedule C.

“Company Persons” means the Company and each of its Subsidiaries, collectively.

“Company Preferred Stock” means the Company Series A1 Stock and any other preferred stock of the Company, taken together.

“Company Promissory Notes” means all outstanding Promissory Notes issued by the Company, including all Bridge Notes, King & Spalding Note, and Inform SPV Note.

“Company Promissory Noteholders” means the holders of Company Promissory Notes.

“Company Proprietary Platform” means the Company’s proprietary digital media exchange platform that delivers video, text, photographs and targeted advertising to publisher websites, generally known as of the Agreement Date as the “Digital Media Exchange”.

“Company SAFE Investor” shall mean the investors who prepaid capital in the SAFE Investment.

“Company Securityholders” means the Company Stockholders, Company Optionholders, and Company Warrantholders, collectively.

“Company Sellers” means all Company Securityholders, Company Promissory Noteholders, Company Convertible Noteholders, and Company SAFE Investors.

“Company Series A1 Stock” means the Company’s Series A1 Preferred Stock, par value $0.001 per share.

“Company Software” means all Software owned by or developed by or for any Company Person.

“Company Stock Plan” means the Company’s 2008 Stock Incentive Plan, as may be amended from time to time.

“Company Stockholders Agreement” means, collectively, the Stockholder Agreement, by and between the Company and the Company Stockholders party thereto, dated November 25, 2013 and the Stockholder Agreement, by and between the Company and New York Flower LLC, dated December 11, 2011.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Warrantholders” means the holders of Company Warrants.

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“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device or (ii) damaging or destroying any data or file without a user’s consent.

“Continuing Employee” means each individual set forth in Schedule D.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Conversion Consideration” means the total amount of Parent common shares on a pro rata basis.

“Copyrights” means copyrights, mask work rights, and similar or equivalent rights, and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).

“Debt” means, without duplication, (i) the principal amount of the outstanding indebtedness for borrowed money of the Company and each of its Subsidiaries (as defined by and determined in accordance with GAAP), (ii) obligations of any Company Person for deferred purchase price of property or services, (iii) obligations of any Company Person evidenced by notes, bonds, debentures or other similar instruments or arising out of indentures, (iv) obligations of any Company Person as lessee that would be required to be capitalized in accordance with GAAP, (v) all obligations of any Company Person in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, in each case as of immediately prior to the Effective Time and including any interest accrued thereon and any penalties or premiums that may be due upon repayment of such indebtedness at or in connection with the Closing, in each case whether such indebtedness or obligations are long-term or short-term.

“Florida Law” means the General Corporation Law of the State of Florida.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the Merger.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of Delaware (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive Intellectual Property License, option to obtain an exclusive Intellectual Property License, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, neither restrictions on transferability imposed by foreign, federal or state securities laws nor the grant of a non-exclusive license to Intellectual Property Rights in the Ordinary Course of Business or any restrictions on transferability on the voting or transfer of any Company Capital Stock in the Support Agreements or in the Company Stockholders Agreement shall constitute an Encumbrance.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Shares” means 10% of the Conversion Consideration to be held in escrow at Closing pursuant to an Escrow Agreement an delivered in whole or in part upon receipt of the Company’s Audited Financial Statements.

“Expiration Date” means the date which is eighteen (18) months from and after the Closing Date.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority, stock exchange or similar self-regulatory organization or other body exercising similar powers or authority, in each case whether domestic or foreign.

“Indemnified Taxes” means (i) any Taxes of any Company Person with respect to any Pre-Closing Tax Period, (ii) any Taxes of the Company Securityholders or their respective Affiliates for which any Company Person or any Parent Indemnified Person is liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Merger or this Agreement, (iii) any Taxes for which any Company Person is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iv) any Taxes of another Person for which any Company Person is liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, and (v) any Taxes of any Company Person incurred as a result of the transactions contemplated by this Agreement. For purposes of the foregoing, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts of any Company Person that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Tax of any Company Person that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period that is deemed to end on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

“Inform SPV” means the Inform Investors SPV, LLC Interim Promissory Note.

“Inform SPV Noteholders” means the investors in the Inform Investors SPV, LLC.

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“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, and personnel information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, industrial designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) mask works, layouts, topographies and other design features with respect to integrated circuits (“Mask Works”); (vii) databases and other compilations and collections of data or information (“Databases”); (viii) Marks; (ix) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Intellectual Property.

“Intellectual Property Rights” means any and all rights in intellectual property and/or industrial property (anywhere in the world, whether statutory, common law or otherwise) including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations of these rights and applications to register these rights; (iv) industrial design rights and registrations of these rights and applications to register these rights; (v) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (vi) rights with respect to Domain Names, including registrations for Domain Names; (vii) rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (viii) rights with respect to Databases, including registrations of these rights and applications to register these rights; (ix) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (x) renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; and (xi) any rights equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any Company Person and otherwise used in the Company Business.

“King & Spalding Note” means the Promissory Note related to the 2014 Yahoo transaction.

“King & Spalding Noteholders” means the holders of the King & Spalding Note.

“Knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of any of Gregory A. Peters or any other individuals that may, between the Agreement Date and the Closing Date, succeed to any of the duties of the aforementioned individuals (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance, event or other matter, or (ii) such Entity Representative would reasonably be expected to have such knowledge in the ordinary and prudent course of performing his or her respective duties and roles on behalf of any Company Person, including through reasonable inquiry with the personnel that report to him or her who are responsible for the relevant subject matters and outside legal counsel to such Company Person handling matters relating to Intellectual Property or Intellectual Property Rights for such Company Person.

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“Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, directives, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated under any of the foregoing), and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, customary law and equity and all civil or other codes, applicable to the assets, properties and business of the applicable Person.

“Liabilities” means debts, liabilities, Taxes and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be or become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, long-term prospects, assets (including Intellectual Property or other intangible assets), Liabilities (including those relating to Intellectual Property), business, employees, management, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Change or Material Adverse Effect on any Company Person: (i) changes in general economic (including financial, banking and securities markets), regulatory or political conditions, (ii) changes affecting any Company Person’s industry generally, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) changes in Law or GAAP occurring after the Agreement Date or (v) any action taken, the failure to take any action, in each case after the Agreement Date that, if taken after the Balance Sheet Date but before the Agreement Date, would be required to be disclosed pursuant to Section 3.10, if such action was taken with Parent’s consent or such failure to take such action was due to Parent withholding its consent to such action (provided that in the case of clauses (i) through (iv), such change, effect, event, circumstance, or condition does not disproportionately affect any Company Person in any material respect relative to similarly situated participants in the industry in which any Company Person operates).

“Merger Sub Incentive Plan” means a to be enacted employee stock option program for the year 2019 for the Merger Sub.

“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to any Company Person a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis; (ii) the Contract is a non-negotiated “shrink-wrap” or “click-through” Contract; (iii) such Software is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Software or Company Offering; (iv) the Contract does not require any Company Person to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $5,000 per year; and (v) the Contract is not a license for Open Source Software.

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“Open Source Software” means any Software that is licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Ordinary Course of Business” means a course of business that is (i) in the ordinary course of each Company Person’s business and consistent with its past practices and (ii) consistent with prudent business practices for an entity that is of a similar size and in a similar industry as the Company and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of formation and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which reserves have been established in accordance with GAAP, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to all information defined or described by any Company Person as “personal information,” “personally identifiable information,” “PII” or using any similar term in any Company Person privacy policy or other public-facing statement, all information capable of being associated with an individual consumer or device, including (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), and (iii) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

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“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proprietary Information” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Registered Company Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations and Domain Name registrations owned, filed or applied for by any Company Person, and (ii) any other applications or registrations filed by any Company Person (or otherwise authorized by or in the name of any Company Person) with respect to any Company Intellectual Property Rights.

“SAFE Investment” shall mean the capital prepaid by investors in 2018 for Preferred A2 stock that was never issued.

“SEC” means the Securities Exchange Commission.

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Representations” means the representations and warranties of the Company set forth at Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(c), 3.2(d), 3.2(e), 3.3 and 3.6.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental, estimated or windfall profit tax, registration, capital stock, unemployment, disability, custom duty, national insurance tax, health tax or other tax or other like assessment or charge of any kind whatsoever (including any escheat or unclaimed property obligation), together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.

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“Tax Return” means any return, amended return, election declaration, report, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Consideration” means the shares described in Section 2.1 and Section 2.2 not to exceed 25,000,000 shares.

“Total Consideration Shares” means the Parent Common Stock issued at Closing, including the shares held in escrow. All shares of the Parent Common Stock shall be restricted securities as defined by the SEC and the certificates shall have a restricted legend affixed to it.

“Transaction Fees” means all out-of-pocket costs and expenses of any Company Person, any employee of any Company Person or any Company Securityholder incurred by, paid by, or to be paid by, any Company Person in connection with the Merger and this Agreement (and the related term sheet) and the transactions contemplated hereby, including (i) any fees and expenses of investment bankers, financial advisors, legal counsel, accountants or other professional advisors, (ii) all premiums and related costs for any directors’ and officers’ liability insurance or “tail policy” purchased by any Company Person in connection with the transactions contemplated by this Agreement, (iii) any corporate-level employment Taxes based on payments pursuant to or exercise of Company Options in connection with this Agreement, and (iv) all Closing Employee Payments.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Transaction Fees” means any Transaction Fees, or portions thereof, that are not paid in full prior to the Effective Time.

“Vested Company Options” means Company Options that are vested as of the Effective Time or become vested as a result of vesting acceleration immediately prior to the Effective Time. For the avoidance of doubt, Vested Company Options shall not include any Cancelled Options or Assumed Options.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section	Defined Term	Section

401(k) Plan	5.11	Company Disclosure Letter	Article 3
Acquisition Proposal	5.5(c)	Company Indemnification Provisions	6.4(a)
Agreement	Preamble	Company Indemnified Parties	6.4(a)
Agreement Date	Preamble	Company Indemnifying Party	9.2
Board Approval	3.3(d)	Company Representatives	5.8(a)
Certificates	2.5(a)	Damages	9.2
Closing Pay-Off Debt	5.12	Governmental Permits	3.15(b)
Company	Preamble	Information Statement	5.5(b)
Company Benefit Arrangements	3.16(h)	Initial Termination Date	8.2(b)
Insurance Coverage	6.4(b)	Parent	Preamble
Invention Assignment Agreement	3.14(k)	Parent Indemnified Person	9.2
Licensed Intellectual Property Rights	3.14(c)	Representation Indemnities	9.2(a)
Merger	Recitals	Stockholder Approval	3.3(e)
NDA	5.9	Stockholder Consent	Recitals
Non-Competition Agreement	Recitals	Stockholder Letter of Transmittal	2.5(a)
Offer Letter	Recitals	Surviving Corporation	Recitals
Optionholder Letter of Transmittal	2.5(a)	Takeover Statute	3.3(f)
Owned Company Intellectual Property Rights	3.14(c)

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Article 2
THE MERGER

2.1 Conversion of Shares.

(a) Conversion Price. Conversion of the Company Capital Stock is based on a paid-in-capital basis, and subject to a $2.27 conversion price of the Parent common stock. For every $2.27 of paid-in-capital by a Company Stockholder, that Company Stockholder shall receive one validly issued, fully paid and nonassessable share of common stock, par value of $0.001 per share, of the Parent. There shall be no fractional shares issued.

(b) Cancellation of Company-Owned Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock, notwithstanding Section 2.1(c), each share of Company Capital Stock owned by the Company or Parent or any wholly owned Subsidiaries of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of consideration therefor. Each share of Company Capital Stock owned by any Subsidiary of the Company shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Parent.

(c) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder:

(i) Company Preferred Stock. Each share of Company Series A1 Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares of Company Series A1 Stock described in Section 2.1(b), Dissenting Shares and, for the avoidance of doubt, any shares of Company Series A1 Stock that are converted into Company Common Stock prior to the Effective Time, pursuant to the terms thereof, shall be cancelled and extinguished and automatically converted into the right to receive the Conversion Consideration described in Section 2.1(a).

(ii) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares of Company Common Stock described in Section 2.1(b) and the Dissenting Shares, shall be cancelled and extinguished and automatically converted into the right to receive the Conversion Consideration described in Section 2.1(a).

(d) Company Warrants. Subject to the terms and conditions of this Agreement, each Company Warrant issued and outstanding at the Effective Time shall terminate and will be cancelled without any further action by the parties hereto or the Company Warrantholders, unless exercised prior to the Effective Date.

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(e) Other Payments. At, or within one Business Day following the Closing, Parent shall pay, or cause to be paid (including by payment to the Company for further payment to the Persons owed such payments) any Debt to the extent not previously paid pursuant to Section 5.12.

2.2 Conversion of Company Debt Instruments.

(a) Conversion of Company Convertible Notes. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any Company Convertible Noteholder, each Company Convertible Note principal shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $2.27 a share. All accrued and unearned interest shall remain unpaid.

(b) Conversion of Company Promissory Notes. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any Company Promissory Noteholder, the following conversion shall occur:

(i) Bridge Note. The Bridge Notes principal, in the amount of $776,000, shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $0.50 per share, with a $0.75 and $1.00 warrant, respectively. The premium of the Bridge Notes shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $2.27 per share. All accrued and unpaid interest shall be forgiven.

(ii) Reverb Note. The Reverb Note, in the amount of $1,799,950, shall be converted according to the terms and conditions set forth in the confidential settlement agreement between the Company and Reverb.

(iii) Inform SPV Note. The Inform SPV Note principal, in the amount of $300,000, and the premium shall be converted according to the terms and conditions set forth in the confidential settlement agreement between the Company and the Inform SPV Noteholders.

(iv) King & Spalding Note. The King & Spalding Note principal shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $2.27 per share. All accrued and unpaid interest shall be forgiven.

(v) Open Line of Credit. The open line of credit shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $0.50 a share, with a $0.75 and $1.00 warrant, respectively.

(c) SAFE Investment. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any Company SAFE Investor, all of the SAFE Investment shall be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent at a conversion price of $2.27 per share.

2.3 Lockup Period. All Total Consideration Shares shall be subject to lockup restrictions on resale as determined by Parent.

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2.4 The Closing. Subject to the earlier termination of this Agreement pursuant to Article 9, the Closing shall take place at the offices of Parent, at 10:00 a.m. Eastern time on the Closing Date. On the Closing Date or at such later date and time as may be mutually agreed in writing by the Company and Parent, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Office of the Secretary of State of Florida in accordance with Florida Law.

2.5 Effects of the Merger. At and upon the Effective Time:

(a) The separate existence of the Company shall cease and the Company shall be merged with and into the Merger Sub, and the Merger Sub shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger. The effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes, and powers and debts, duties, and liabilities of the Company.

(b) The officers of Company immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Exchange.

(a) Parent shall mail, as promptly as practicable following the Effective Time, to (i) each Company Stockholder who holds a certificate or certificates which as of immediately prior to the Effective Time represented shares of Company Capital Stock (the “Certificates”) a letter of transmittal in substantially the form attached hereto as Exhibit E-1 (a “Stockholder Letter of Transmittal”). Parent shall deliver, or cause to be delivered, as promptly as practicable (but in any event within five (5) Business Days) following the Closing, to any Company Stockholder who delivers a duly completed and validly executed Stockholder Letter of Transmittal (together with the Certificate(s) from the Company Stockholders for cancellation or an affidavit of loss as described in Section 2.6(b) below and any other documents as Parent shall reasonably require), that portion of the Total Closing Consideration which such Company Stockholder, as applicable, has the right to receive pursuant to the terms of this Agreement.

(b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall, as promptly as practicable following the receipt by Parent, as the case may be, of such affidavit, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Closing Consideration represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company Stockholder has the right to receive. Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement or bond against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(c) From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock immediately prior to the Effective Time are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Closing Consideration and any other amount payable with respect to such Company Capital Stock in accordance with Sections 2.1(c)(i), 2.1(c)(ii).

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2.7 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected their appraisal rights in accordance with Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive that portion of the Total Consideration otherwise payable to the holder of such Dissenting Shares as provided in Sections 2.1(c)(i) and 2.1(c)(ii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Sections 2.1(c)(i) and 2.1(c)(ii) in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6, the portion of the Total Consideration to which such Company Stockholder would have been entitled under Sections 2.1(c)(i) and 2.1(c)(ii) with respect to such shares. The Company shall give Parent prompt notice (and in no event more than two Business Days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights in accordance with Delaware Law. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights. In the event that more than 2% of the holders of Company Capital Stock assert dissenters rights, Parent shall have the right to terminate the Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) specifically referencing a representation or warranty herein, the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct on and as of the Agreement Date and shall be true and correct as of immediately prior to the Effective Time. For purposes of this Agreement, a document shall be deemed to have been “made available” by the Company to Parent only if it has been posted in the electronic data site maintained by the Company in connection with the Merger and as to which Parent and its representatives have been provided written notice and full access at least forty-eight (48) hours prior to the execution of this Agreement.

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified, licensed and in good standing as would not result, or reasonably be expected to result, in a material Liability to the Company. Without limiting the foregoing, the Company is so qualified or licensed in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Letter. The Company has made available to Parent true and complete copies of the currently effective Certificate of Incorporation and bylaws of the Company, each as amended to date. The Company is not in violation of its Certificate of Incorporation or bylaws, each as amended to date.

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3.2 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this and to consummate the Merger, subject to the Stockholder Approval. The Merger and the execution, delivery and performance by the Company of this Agreement, and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s board of directors and, subject to the Stockholder Approval, by all other corporate actions.

(b) No Consents. Except as set forth in Schedule 3.2(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by any Company Person to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (including the consent of or notice to any Person required to be obtained or given in order to keep any Contract between such Person and any Company Person in effect following the Closing or to provide that such Company Person is not in breach or violation of any such Contract following the Closing, in each case, as a result of failure to obtain such consent or provide such notice), except for the filing of the Certificate of Merger with the Office of the Secretary of State of Florida and Delaware (as required), the Stockholder Approval, and such filings as may be required under applicable state securities laws.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement is, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders; (iii) resolved to recommend to the Company Stockholders the approval of the Merger and the adoption of this Agreement; and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption (collectively, the “Board Approval”).

(e) Required Vote of Company Stockholders. The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), and (iii) all the Company Convertible Noteholders (collectively, the “Stockholder Approval”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and the transactions contemplated hereby and thereby. Such votes and consents will be obtained in a manner fully in accordance with Law. Upon receipt of the Stockholder Approval, no further vote or consent of the holders of any class or series of Company Capital Stock is necessary to adopt this Agreement and approve the Merger.

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(f) No Restrictions on the Merger; Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (with the exception of Section 203 of Delaware Law) (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement. The action of the board of directors of the Company in approving this Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby and thereby the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law. Complete and correct copies of the board actions referred to above have been made available to Parent.

3.3 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of [30,000,000] shares of Company Common Stock and [20,000,000] shares of Company Preferred Stock, all of which have been designated as Company Series A1 Stock. A total of [13,236,509] shares of Company Series A1 Stock and [120,687] shares of Company Common Stock are issued and outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.3(a) of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.3(a) of the Company Disclosure Letter, and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.3(a) of the Company Disclosure Letter, except for (i) shares of Company Common Stock issued upon the conversion of Company Preferred Stock and/or (ii) shares of Company Capital Stock issued upon the exercise of the outstanding Company Options listed on Schedule 3.3(b) of the Company Disclosure Letter or the outstanding Company Warrants listed on Schedule 3.3(c) of the Company Disclosure Letter. Schedule 3.3(a) of the Company Disclosure Letter also sets forth for each Company Stockholder, as of the Agreement Date, (i) the last known address, email address, and where available, taxpayer identification number and country of citizenship of such Company Stockholder, (ii) the date of issuance and the certificate numbers of the shares of Company Capital Stock held by such Company Stockholder, and (iii) whether any of such shares of Company Capital Stock (and, if so, how many) were received upon the exercise of Company Options. The Company holds no treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 7.2(m) and except as set forth in Schedule 3.3(b) of the Company Disclosure Letter, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) Options. The Company has reserved an aggregate of [7,681,897] shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). A total of [6,180,560] shares of Company Common Stock are subject to outstanding Company Options, of which [6,180,560] were exercisable, as of the Agreement Date, except for Company Options outstanding as of the Agreement Date that are exercised, forfeited or otherwise expired, in each case, in accordance with their terms prior to the Closing Date. Schedule 3.3(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the date of grant for such Company Option, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, and (vi) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. True and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan, each agreement for stock options or stock under the Company Stock Plan that does not conform to the standard agreement under the Company Stock Plan, and each agreement for a stock option grant made outside of the Company Stock Plan have been made available to Parent, and such Company Stock Plan and such agreements have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Stock Plan or such agreements in any case from those made available to Parent, except for the acceleration pursuant to Section 6.5(a) of this Agreement. The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without the consent or approval of any Company Optionholders, the Company Stockholders or otherwise. All Company Options that are not subject to any right of rescission, right of first refusal or preemptive right and have been issued under the Company Stock Plan in compliance with applicable Law and all requirements set forth in applicable Contracts. Except as set forth in Schedule 3.3(b) of the Company Disclosure Letter, all Company Options and shares of Company Common Stock issued upon exercise thereof have been issued and granted in accordance with the terms of the Company Stock Plan in compliance with Law and all requirements set forth in applicable Contracts.

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(c) Company Warrants. Schedule 3.3(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, all Company Warrants that shall be canceled as of the Effective Time.

(d) No Other Rights. Except as set forth in Schedule 3.3(d) of the Company Disclosure Letter, and except for (i) the Company Options, (ii) the Company Warrants, (iii) the conversion rights of the Company Preferred Stock, (iv) the Company Convertible Notes and (v) under the agreements to be terminated pursuant to Section 7.2(m), there are no stock appreciation rights, options, restricted stock, restricted stock units, “phantom” stock or similar securities or rights that are derivative or provide economic benefits based, directly or indirectly, on the value or price of any securities of any Company Person, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any other equity interests of any Company Person or any securities or debt convertible into or exchangeable for Company Capital Stock or any other equity interests of any Company Person or obligating any Company Person to grant, extend or enter into any such stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 7.2(m), there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar restrictions applicable to any outstanding securities of any Company Person

3.4 No Conflict. Except as set forth in Schedule 3.4 of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (i) any provision of the Certificate of Incorporation or bylaws of the Company or any Organizational Documents of any of its Subsidiaries, each as currently in effect, (ii) any Law applicable to any Company Person or any of their respective assets or properties, (iii) any Company Material Contract or (iv) any privacy policy, terms of use, or terms of service of any Company Person, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, terminations, breaches, impairments, violations or defaults as would not result, or reasonably be expected to result, in a material Liability to any Company Person.

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3.5 Litigation. Except as set forth in Schedule 3.5 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened, against or affecting any Company Person (or against any officer, director, employee or agent of any Company Person in their capacity as such or relating to their employment, services or relationship with any Company Person) or the Company Business before any Governmental Authority, arbitrator or mediator. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against any Company Person. To the Knowledge of the Company, assuming that the Company obtains the Stockholder Approval, there is no basis for any Person to assert a claim against any Company Person based upon the Company’s entering into this Agreement or consummating the Merger or any of the transactions contemplated by this Agreement, provided that the Contracts described on Schedule 5.6 require the consent of the counterparty to be assigned in the Merger. No Company Person has any Action pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no current basis for any indemnity claim under Section 6.4.

3.6 Taxes.

(a) Tax Returns, Taxes and Audits.

(i) Each Company Person (A) has properly completed and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto), (D) has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, and (E) since the Balance Sheet Date has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement. The Company has made available to Parent correct and complete copies of all federal, state and local income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company Person filed or received for all taxable years remaining open under the applicable statute of limitations.

(ii) No Company Person has received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any written or, to the Company’s Knowledge, any unwritten (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Company Person. No Tax Return of any Company Person is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from any Company Person have been paid in full to the applicable Governmental Authorities or adequate reserves therefor have been established and are reflected on the face of the Company Balance Sheet (rather than in any notes thereto). No written claim has ever been made by a Governmental Authority in a jurisdiction where any Company Person does not file Tax Returns that it is or may be required to file any such Tax Returns in that jurisdiction.

(iii) No Tax liens are currently in effect against any of the assets of any Company Person other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Company Person of any statute of limitations with respect to any Taxes nor has any Company Person agreed to any extension of time for filing any Tax Return that has not been filed. No Company Person has consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect. No Company Person has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

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(iv) The Company has in its possession official foreign government receipts for any Taxes paid by any Company Person to any foreign Governmental Authorities.

(v) To the Company’s Knowledge, no employee or former employee of any Company Person has made an election under Section 83(b) of the Code.

(b) Withholding. Each Company Person has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with Law.

(c) Special Tax Status and Indemnification Obligations

(i) No Company Person is a party to or bound by any Tax sharing, indemnity, allocation or similar Contract, and no Company Person has any material Liability to another party under any such Contract.

(ii) No Company Person is now, or has ever been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. No Company Person has any Liability for the Taxes of any Person (other than a Company Person) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise. No Company Person nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company Person is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(iii) No Company Person has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period prescribed by Section 897(c)(1)(A)(ii) of the Code.

(iv) No Company Person has, within the last five (5) years, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code).

(v) No Company Person is or has been party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to any Company Person.

(vi) Each Company Person is in compliance in all material respects with all terms and conditions of any Tax exemptions claimed by any such Company Person, and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions.

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(vii) No Company Person has ever been an “S corporation” within the meaning of Section 1361(a)(1) of the Code (or any corresponding or similar provision of state or local Tax Law) at any time during its existence.

(viii) No Company Person has participated, or is currently participating in an international boycott within the meaning of Section 999 of the Code.

(ix) No Company Person has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States. No Company Person operates or conducts business through any branch in any country other than the United States.

(x) No Company Person has ever requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(xi) There is no limitation on the utilization by any Company Person of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code, the separate return limitation year rules or comparable provisions of foreign state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(d) Nonqualified Deferred Compensation. There is no “nonqualified deferred compensation plan” subject to Section 409A of the Code, since the Company’s inception.

3.7 Related Party Transactions. No Company Person has ever, or has ever been deemed to have for purposes of any Law, in any transaction with any of its officers, directors, employees or stockholders or, to the Knowledge of the Company, any member of their immediate families, (a) acquired or retained the use of property for proceeds greater than the fair market value thereof, (b) received services or retained the use of property for consideration other than the fair market value thereof, or (c) received interest or any other amount other than at a fair market value rate from any person with whom it does not deal at arm’s length within the meaning of applicable Tax Law. No Company Person has ever, or has ever been deemed to have for purposes of any Law, in a transaction with any Affiliate of any Company Person, (i) disposed of property for proceeds less than the fair market value thereof, (ii) performed services for consideration other than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate to any person with whom it does not deal at arm’s length within the meaning of Law. To the Knowledge of the Company, none of the officers, directors and employees of any Company Person, and no record or beneficial owner of five percent (5%) or more of any class of Company Capital Stock or other equity interests of any Company Person, nor any immediate family member of an officer, director, employee or such beneficial owner, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, any Company Person.

3.8 Company Reports and Financial Statements.

(a) Schedule 3.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company and its Subsidiaries, (b) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company). No Company Person has any Liability, except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business, (iii) material executory Liabilities expressly provided for in any of the Company’s Contracts that have been made available to Parent and that are not required to be reflected in the Company Financial Statements under GAAP, and (iv) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, which have been or will be taken into account in the calculation of Transaction Fees. The Liabilities referred to in clauses (ii) and (iii) of this Section 3.8 are not individually or in the aggregate material to any Company Person. All reserves established by any Company Person that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate.

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(b) At or within 74 days of the Closing the Company shall deliver the Company Audited Financial Statements. The Company Audited Financial Statements: (a) are derived from and are in accordance with the books and records of the Company and its Subsidiaries, (b) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company). No Company Person has any Liability, except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business, (iii) material executory Liabilities expressly provided for in any of the Company’s Contracts that have been made available to Parent and that are not required to be reflected in the Company Financial Statements under GAAP, and (iv) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, which have been or will be taken into account in the calculation of Transaction Fees. The Liabilities referred to in clauses (ii) and (iii) of this Section 3.8 are not individually or in the aggregate material to any Company Person. All reserves established by any Company Person that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate.

3.9 Title to Properties.

(a) Each Company Person has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of its tangible assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business substantially as it is conducted as of the Agreement Date. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by any Company Person or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which any Company Person is a party are fully effective and afford such Company Person a valid leasehold possession of the real or personal property that is the subject of the lease. No Company Person has ever owned any real property. Schedule 3.9-1 of the Company Disclosure Letter sets forth a complete and accurate list of all real property leases or licenses to which any Company Person is a party and lists the term of such lease, rent payable, security deposit, maintenance and similar charges, and any advance rent paid thereunder. There are no items of personal property owned by any Company Person with an original purchase price of $25,000 or greater.

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3.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business, and except as set forth in Schedule 3.10 of the Company Disclosure Letter, since such date there has not been with respect to any Company Person any:

(a) Amendment or change in its Certificate of Incorporation or bylaws (or other comparable Organizational Documents);

(b) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(c) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(d) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any Liability that was not shown on the Company Balance Sheet, that was incurred in the Ordinary Course of Business after the Balance Sheet Date in an amount not in excess of $25,000 for any single Liability to a particular creditor or that constituted Transaction Fees;

(e) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the sale or non-exclusive license of its products or services to its customers in the Ordinary Course of Business;

(f) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(h) issuing shares of Company Capital Stock or other equity interests of any Company Person or any securities convertible or exchangeable for, or subscriptions, rights, warrants or options to acquire, Company Capital Stock or other equity interests of any Company Person other than Company Common Stock issued upon the exercise of Company Options;

(i) hiring of any officer, employee or individual consultant or a change or increase in the compensation payable or to become payable to any of its current or former officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or agents, except as required by written contractual agreements in effect as of the Agreement Date and previously made available to Parent;

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(j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k) Liability incurred by it to any of its current or former officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the Ordinary Course of Business;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment, other than normal advances to employees not exceeding $10,000 in the aggregate for reasonable and customary expenses incurred in the Ordinary Course of Business;

(m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract, Company Employee Agreement, or Company Employee Plan (or any other right or obligation) other than in the Ordinary Course of Business, any default by it under such Company Material Contract, Company Employee Agreement, or Company Employee Plan (or other right or obligation), or any written or, to the Knowledge of the Company, oral assertion by the other party thereto of any material problems with the Company’s services or performance under such Company Material Contract, Company Employee Agreement, or Company Employee Plan (or other right or obligation) or such other party’s desire to amend, relinquish, terminate or not renew any such Company Material Contract, Company Employee Agreement, or Company Employee Plan (or other right or obligation);

(n) material change in the manner in which it extends discounts, credits or warranties;

(o) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 for any single Contract (or $50,000 in the aggregate among all Contracts that are below $25,000) or that is not entered into in the Ordinary Course of Business, or the conduct of any business or operations other than in the Ordinary Course of Business;

(p) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of any Company Person or discussions or negotiations regarding the same;

(q) change in accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(r) settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of, or amendment to, any Tax Return; making of, change in or revocation of any election in respect of Taxes; adoption, change in or revocation of any accounting method or accounting period in respect of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s) deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation or other concession made other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable;

(t) Action initiated against, or settled by, any Company Person; or

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(u) negotiation with respect to, or any entry into, any Contract to do any of the things described in the preceding clauses 3.10(a) - (t) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.11 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which any Company Person is a party or to which any Company Person or any of their respective assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive, as of an enactment after January 1, 2017. All Contracts, agreements, arrangements, commitments and undertakings to be listed under this Section 3.11 that have been enacted prior to January 1, 2017 have been made available to Parent:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to any Company Person in an aggregate amount of $25,000 or more;

(b) any Contract with respect to advertising or traffic distribution, and any Contracts with any of any Company Person’s users, customers or clients other than those not materially different from the Company’s standard form of user, customer or client agreement as made available to Parent;

(c) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering or Owned Company Intellectual Property Rights;

(d) any Contract that (i) provides for the creation or development by any Company Person for any other Person, or for any Company Person by any other Person, of any Intellectual Property or Intellectual Property Rights (including any joint development); (ii) provides for the assignment or other transfer to any Company Person from any other Person, or by any Company Person to any other Person, of any ownership interest in Intellectual Property or Intellectual Property Rights; (iii) includes any grant of an Intellectual Property License to any other Person by any Company Person; or (iv) includes any grant of an Intellectual Property License to any Company Person by any other Person (other than, with respect to this clause (iv) only, (A) Non-Negotiated Vendor Contracts that are not otherwise required to be listed as Company Material Contracts) (except, with respect to each of clauses (i), (ii), (iii) and (iv), in the case of Contracts with content providers, distributors or publishers, the Company is required to disclose in Schedule 3.11(d) of the Company Disclosure Letter only a list of Contracts with Significant Content Providers and Significant Publishers);

(e) any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(f) any Company Employee Agreement or other Contract for or relating to any Company Person’s employment or engagement of any director, officer, employee, advisor or individual consultant (or other individual service provider), and any other Contract with any Company Person’s directors, officers, employees, advisors or individual consultants (or other individual service providers) that is not immediately terminable by the Company or its Subsidiary without cost or other Liability, including any Contract requiring any Company Person to make a payment to any director, officer, employee, advisor or individual consultant (or other individual service provider) in connection with the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

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(h) any Contract that restricts any Company Person from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Contract under which any Company Person grants any exclusive rights, noncompetition rights, rights of refusal or rights of first negotiation to any Person;

(j) any Contract that following Closing would or would purport to: (i) require Parent or any of its Affiliates (other than any Company Person) to grant any Intellectual Property License; (ii) restrict Parent or any of its Affiliates (other than any Company Person) from performing any of the activities listed in Section 3.11(h)(i)-(iv); or (iii) require Parent or any of its Affiliates (other than any Company Person) to grant or be bound by any exclusive rights, noncompetition rights, rights of refusal or rights of first negotiation to any Person;

(k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights for the foregoing, other than those Contracts in substantially the form of the standard agreement evidencing Company Options under the Company Stock Plan;

(l) any Contract with any labor union or any collective bargaining agreement or similar Contract with any Company Person’s employees;

(m) any settlement agreement (including any agreement under which any employment-related claim is settled);

(n) (i) any Contract that includes an obligation by any Company Person to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Intellectual Property and (ii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(o) any Contract in which any Company Person’s officers, directors, employees or stockholders or, to the Knowledge of the Company, any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

(p) any Contract pursuant to which any Company Person has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(q) any Contract with any Person with whom any Company Person does not deal at arm’s length;

(r) any Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person, excluding Non-Negotiated Vendor Contracts except, in the case of Contracts with content providers, distributors or publishers, the Company is required to disclose only a list of Contracts with Significant Content Providers and Significant Publishers);

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(s) any Contract imposing any support, maintenance or service obligations on any Company Person that (i) has been entered into outside of the Ordinary Course of Business or (ii) is not expressly terminable for convenience by any Company Person upon no more than thirty (30) days’ prior notice;

(t) any Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(u) any Contract that contains an earn-out or other contingent payment or obligation;

(v) any non-disclosure agreement or other Contract concerning the use or disclosure of Proprietary Information, including any Contract under which any Company Person has disclosed or received any Proprietary Information;

(w) any Contract to which any university, college, other educational institution or research center is a party;

(x) any Contract to which a Governmental Authority is a party; or

(y) any other Contract that is material to any Company Person or their respective business, operations, financial condition, properties or assets.

All Contracts to which any Company Person is a party are in written form. All Contracts required to be listed in response to this Section 3.11, Section 3.9 and Section 3.13 have been made available to Parent.

3.12 No Default; No Restrictions.

(a) Except as listed on Schedule 3.12(a), each of the Company Material Contracts is in full force and effect. Each Company Person has performed in all material respects all of the obligations required to be performed by it under each Company Material Contract and is entitled to all of the material benefits under such Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to any Company Person or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Company Person under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract. No Company Person has received any written, or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

(b) No Company Person is a party to, and no asset or property of any Company Person is bound by, any judgment, injunction, order or decree, that restricts or prohibits any Company Person or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Parent, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which any Company Person may sell, license, market, distribute or support any products or Intellectual Property or provide services or restricting the markets, customers or industries that any Company Person may address in operating the Company Business or restricting the prices which any Company Person may charge for Company Intellectual Property or Company Offerings (including most favored customer pricing provisions)), or includes any grants by any Company Person of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.

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3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Company Disclosure Letter sets forth a true and correct list of all (i) Registered Company Intellectual Property Rights, and (ii) material unregistered Marks owned by any Company Person. For each item of Registered Company Intellectual Property Rights, Schedule 3.13(a) of the Company Disclosure Letter lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar and the expiration date for the registration.

(b) All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. Except as listed in Schedule 3.13(b) of the Company Disclosure Letter, there are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within one hundred twenty (120) days after the date of this Agreement. No issuance or registration obtained and no application filed by any Company Person for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its applicable Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c) Except as disclosed in Schedule 3.13(c) of the Company Disclosure Letter, the Company or its Subsidiary is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property and Company Intellectual Property Rights that are owned or purported to be owned by the Company or such Subsidiary, as applicable ((i) and (ii) collectively, the “Owned Company Intellectual Property Rights”), free and clear of all Encumbrances (other than Permitted Encumbrances). All Company Intellectual Property and Company Intellectual Property Rights that are not Owned Company Intellectual Property Rights (“Licensed Intellectual Property Rights”) are validly licensed to any Company Person pursuant to (i) Intellectual Property Licenses contained in the Contracts listed on Schedule 3.11(d) of the Company Disclosure Letter; or (iii) Non-Negotiated Vendor Contracts that have been made available to Parent. Each Company Person has (and will continue to have following Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed Intellectual Property Rights as the same are currently used, sold, licensed and otherwise exploited by any Company Person.

(d) Except as disclosed in Schedule 3.13(d) of the Company Disclosure Letter, all Owned Company Intellectual Property Rights are freely transferable and assignable to Parent without restriction and without payment of any kind to any third Person.

(e) The Owned Company Intellectual Property Rights and the Licensed Intellectual Property Rights constitute all of the Intellectual Property Rights and Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the Company Business as conducted as of the Agreement Date. Except as disclosed in Schedule 3.13(d) of the Company Disclosure Letter, the Company Intellectual Property Rights owned by or exclusively licensed to any Company Person are valid and enforceable.

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(f) None of the Registered Company Intellectual Property Rights is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, or opposition proceeding, in each case other than non-final office actions by applicable Governmental Authorities in the ordinary course of examining pending applications filed by any Company Person.

(g) Schedule 3.13(g) of the Company Disclosure Letter sets forth a true and correct list of all Intellectual Property Licenses granted expressly under Patents (i) from another Person to any Company Person, and (ii) from any Company Person to another Person.

(h) To the best of Company’s knowledge, neither the conduct of the Company Business nor any Company Offering (including the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering) (i) infringes, misappropriates (or results from the misappropriation of), dilutes, uses or discloses without authorization, or otherwise violates (and, when conducted following the Closing in substantially the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third Person, (ii) contributes to or induces (and, when conducted following the Closing in substantially the same manner, will not contribute to or induce) any infringement or other violation of any Intellectual Property Rights of any third Person or (iii) constitutes (and, when conducted following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction.

(i) No Company Person has received any written (or, to the Knowledge of the Company, unwritten) notice from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Intellectual Property or unfair competition, (ii) inviting any Company Person to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Intellectual Property.

(j) To the Knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property Rights, Company Intellectual Property owned by or exclusively licensed to any Company Person, or Company Offering. No Company Person has made any written or, to the Knowledge of the Company, unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Intellectual Property owned by or exclusively licensed to any Company Person, or Company Offering.

(k) Each Company Person has taken commercially reasonable measures to protect the material Proprietary Information of the Company and its Subsidiaries and all Proprietary Information of any third Person in any Company Person’s possession or control, or to which any Company Person has access, with respect to which any Company Person has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Except as disclosed in Schedule 3.13(k) of the Company Disclosure Letter, each employee, consultant and contractor of any Company Person that has been involved in the development or creation of any Company Intellectual Property has entered into a written non-disclosure and invention assignment Contract with the Company or its Subsidiary that effectively and validly (to the extent permitted by applicable Law) assigns to the Company or such Subsidiary all Intellectual Property Rights and Intellectual Property authored, invented, created, conceived, or otherwise developed by such employee, consultant or contractor in the scope of his or her employment or engagement with the Company or such Subsidiary (an “Invention Assignment Agreement”) in a form made available to Purchaser prior to the date of this Agreement.

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3.14 Compliance with Laws.

(a) Each Company Person has at all times complied in all material respects, and is in material compliance, with all Laws.

(b) Each Company Person holds all permits, licenses and approvals from, and has made all filings with, Governmental Authorities that are legally required to be held to conduct the Company Business without any material violation of Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. No Company Person has ever received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) All materials, products and services distributed or marketed by any Company Person have at all times made all material disclosures to users or customers required by applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

3.15 Employees, ERISA and Other Compliance.

(a) Schedule 3.15(a)-1 of the Company Disclosure Letter accurately lists all current employees of each Company Person as of the Agreement Date, and for each such employee, his or her: (i) employing entity,(ii) job position, (iii) classification as full-time, part-time or seasonal, (iv) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (v) hourly rate of compensation or base salary (as applicable), (vi) total 2018 compensation, (vii) target incentive compensation for 2019 (commission and/or bonus, as applicable), (viii) any other compensation or allowance, (ix) vacation accrual rate, (x) accrued but unused vacation, (xi) hours of work per week (for non-exempt and part-time employees), (xii) visa type (if any), and (xiii) commencement date of employment with the Company or its Subsidiary. Schedule 3.15(a)-2 of the Company Disclosure Letter accurately lists all individual independent contractors of each Company Person as of the Agreement Date, and for each such individual independent contractor, his or her: (x) terms of compensation, (y) total 2018 compensation (including all payments or benefits of any type received to date), and (z) commencement date with the Company or its Subsidiary.

(b) Except as set forth in Schedule 3.15(b) of the Company Disclosure Letter, each Company Person has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Laws. All employees of any Company Person are legally permitted to be employed by such Company Person in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All individual independent contractors providing services to any Company Person have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. No Company Person has any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

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(c) No Company Person is now, or has it ever been, subject to a union organizing effort. No Company Person is subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current labor disputes. To the Knowledge of the Company, no employee of any Company Person currently intends to terminate his or her employment with any Company Person and no employee of any Company Person has received an offer to join a business that may be competitive with the Company Business which is currently open for acceptance.

(d) No Company Person has been a party to any Action, or received written notice of any threatened Action, in which any Company Person was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(e) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other Law in respect of any Company Person nor has any Company Person been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(f) No employee or individual consultant of any Company Person is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or individual consultant to be employed by or to render services to any Company Person or to use trade secrets or proprietary information of others. To the Knowledge of the Company, the employment of any employee or engagement of any individual consultant by any Company Person does not subject it to any Liability to any third party.

(g) Schedule 3.15(g) of the Company Disclosure Letter contains an accurate and complete list as of the Agreement Date of each Company Employee Plan and each Company Employee Agreement (collectively, the “Company Benefit Arrangements” and each a “Company Benefit Arrangement” and which, for the avoidance of doubt, do not include (i) the Offer Letters or (ii) any Company Employee Plans or Company Employee Agreements that are no longer in effect and do not otherwise have any continuing rights or obligations thereunder). Except with respect to the Cancelled Options and the Assumed Options, no Company Person intends to or has committed to establish or enter into any new Company Benefit Arrangement, or to modify or terminate any Company Benefit Arrangement (except to conform any such Company Benefit Arrangement to the requirements of any Law or the terms of this Agreement, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(h) The Company has made available to Parent: (i) correct and complete copies of all documents establishing the terms of each Company Benefit Arrangement, including all amendments thereto and all related trust documents, (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Arrangement, (iii) if any Company Benefit Arrangement is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Benefit Arrangement assets, (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Arrangement, (v) all material written Contracts relating to each Company Benefit Arrangement to which a Company Person is a party, including administrative service agreements and group insurance contracts, (vi) all written materials prepared by any Company Person provided to any current or former employee, individual independent contractor or director of any Company relating to any Company Benefit Arrangement and any proposed Company Benefit Arrangements, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to any Company Person, (vii) all material correspondence to or from any Governmental Authority relating to any Company Benefit Arrangement, (viii) the form of any COBRA elections and related notices related to Company Benefit Arrangements, (ix) all insurance policies in the possession of any Company Person pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Arrangement, (x) all discrimination tests required under the Code for each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code for the three most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code.

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(i) Each Company Benefit Arrangement has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Law that is applicable to such Company Benefit Arrangement, including ERISA and the Code. Each Company Person has performed in all material respects all obligations required to be performed by it under each Company Benefit Arrangement and is not in default or violation in any material respect of the terms of any Company Benefit Arrangement. Each such Company Benefit Arrangement that is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, as to its qualified status under the Code, and nothing has occurred since the date of such letter that would materially adversely affect such favorable determination. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Arrangement. There is no claim, suit, administrative proceeding, action or other litigation pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Benefit Arrangement or against the assets of any Company Benefit Arrangement. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent, any Company Person or any ERISA Affiliate (other than ordinary administration expenses). There is no audit, inquiry, administrative proceeding, or action pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, or any other Governmental Authority with respect to any Company Benefit Arrangement. No Company Person nor any ERISA Affiliate has ever incurred any penalty or Tax with respect to any Company Benefit Arrangement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(j) No Company Person nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (vi) a funded welfare plan within the meaning of Section 419 of the Code, or (vii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No Company Person has ever maintained, established, sponsored, participated in or contributed to, any Company Benefit Arrangement in which stock of any Company Person is or was held as a plan asset.

(k) All contributions due from any Company Person with respect to any of the Company Benefit Arrangements have been made or have been accrued in all material respects on the Company Balance Sheet, and no further contributions shall be due or are required to be accrued thereunder as of the Closing Date (other than contributions accrued in the Ordinary Course of Business, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date). All contributions due from any Company Person with respect to any Company Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement or any similar provisions of any other Law have been timely made in all material respects. All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) have been paid or, if not paid, will be timely paid by the Company in all material respects.

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(l) No Company Person has any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(m) There has been no amendment to, written interpretation or announcement by any Company Person relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2013 (other than increased insurance premiums), except any such amendments that are required under Law.

(n) Unless otherwise indicated in Schedule 3.15(n) of the Company Disclosure Letter, no Company Person is a party to any Company Benefit Arrangement: (i) with any current or former employee, individual consultant or individual advisor of any Company Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any Company Person in the nature of the Merger or any of the other transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such employee (including death or medical benefits, whether or not insured, with respect to any former or current employee or any spouse or dependent of any such employee) regardless of the reason for such termination of employment other than as required by COBRA (or similar state Laws) or other Law, or (ii) the benefits of which shall be increased, or except with respect to Vested Company Options and the Participating Amounts, the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.15(n) of the Company Disclosure Letter, no Company Person has an obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (1) for which the Company has established a reserve for such amount on the Company Balance Sheet and (2) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.15(n) of the Company Disclosure Letter.

(o) No Company Person has established any material compensation and benefit plan that is maintained or is required to be maintained or contributed to by Law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

3.16 Books and Records.

(a) The books, records and accounts of each Company Person (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.

(b) The minute books of each Company Person previously made available to Parent accurately and fairly reflect in all material respects all material action previously taken by the stockholders, the board of directors and committees of the board of directors of the Company and its Subsidiaries.

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(c) Schedule 3.16(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Person maintains accounts of any nature as of the Agreement Date and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

(d) Each Company Person maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed by the Company and its Subsidiaries in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets, and (iii) the amount recorded for assets on the books and records of the Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.17 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth on Schedule 3.17 of the Company Disclosure Letter, including all legally required workers’ compensation and other insurance, correct and complete copies of which have been made available to Parent. Schedule 3.17 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount thereunder. There is no material claim pending under any of such policies or bonds as to which to the Company’s Knowledge coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and each Company Person is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.18 Accounts Receivable. Schedule 3.18 of the Company Disclosure Letter sets forth an accurate and complete aging of each Company Person’s accounts receivable as of the last day of the calendar month ending immediately prior to the Agreement Date in the aggregate and by customer. All such accounts receivable derive from bona fide sales transactions entered into in the Ordinary Course of Business and are payable on the terms and conditions set forth in the applicable Contract. Schedule 3.18 of the Company Disclosure Letter sets forth such amounts of accounts receivable as of the last day of the calendar month ending immediately prior to the Agreement Date that are subject to asserted claims by, and any other disputes with, customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims.

3.19 Foreign Corrupt Practices Act. No Company Person nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees has, for or on behalf of any Company Person (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payments in violation of Law.

3.20 No Existing Discussions. No Company Person nor, to the Knowledge of the Company, any director, officer, Company Stockholder, employee or agent (or any investment banker, broker, finder or similar party) of any Company Person is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.21 Corporate Documents. The Company has made available all documents listed, or required to be listed, in the Company Disclosure Letter (including any Schedule thereto).

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3.22 Transaction Fees. Except as set forth on Schedule 3.22 of the Company Disclosure Letter, no Company Person nor any Affiliate of any Company Person is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The legal and accounting advisors and any other persons to whom any Company Person currently expects to owe fees and expenses that will constitute Transaction Fees are set forth on Schedule 3.22 of the Company Disclosure Letter, and other than the Transaction Fees that will be due to the entities set forth on Schedule 3.22 of the Company Disclosure Letter, there are no Transaction Fees of the nature described in the first sentence of this Section 3.22.

3.23 Affiliates. Schedule 3.23 of the Company Disclosure Letter sets forth a true, correct and complete list of the names and addresses of each Person who the Company has reasonably and in good faith determined is an Affiliate of the Company as of the Agreement Date.

3.24 Stockholders Status. With the exception of not more than five former or current employees, each Stockholder is an accredited investor.

3.25 Disclosure. No representation or warranty made by the Company in this Agreement, the Company Disclosure Letter, or the certificates delivered pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT and merger sub

Parent and Merger Sub represents and warrants to the Company that the statements contained in this Article 4 are true and correct on and as of the Agreement Date and shall be true and correct as of immediately prior to the Effective Time:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby or to perform its respective obligations under this Agreement.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and each of the other transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger and each of the other transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement, and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

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(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent or Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement is, or when executed by Parent shall be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment or violation of, or constitute a default under: (a) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub as currently in effect or (b) any Law applicable to Parent, Merger Sub, or any of its respective material assets or properties, except in the case of clause (b) where such conflict, breach, impairment, violation or default would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby or to perform their respective obligations under this Agreement.

4.4 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no Liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5 Parent Reliance. Parent acknowledges that, except for the specific representations and warranties of the Company contained in Article 3 and any certificate required to be delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, with respect to any Company Person or the transactions contemplated by this Agreement; provided, however, that the foregoing shall not be construed to prohibit or in any way limit any claims for fraud, willful breach or intentional misrepresentation.

Article 5

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Parent as follows:

5.1 Advise of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 7.2(b) would not be satisfied, (b) any breach of any covenant or obligation of any Company Person pursuant to this Agreement such that the condition set forth in Section 7.2(c) would not be satisfied, (c) any Material Adverse Change in the Company that occurs after the Agreement Date, or (d) any change, event, circumstance, condition or effect that occurs after the Agreement Date that would result, or reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice by the Company pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter and shall not limit the right of Parent or any Parent Indemnified Person to indemnification under Article 10, or any right of Parent to claim a failure of a condition to Closing set forth in Section 7.1 or 7.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1.

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5.2 Maintenance of Business.

(a) Each Company Person shall use commercially reasonable efforts to carry on and preserve in all material respects the Company Business and its business relationships with users, customers, advertisers, suppliers, employees and others with whom any Company Person has contractual relations. If any Company Person becomes aware of any material deterioration in the relationship with any key customer, key advertiser, key supplier, Significant Publisher, Significant Content Provider, Significant Supplier, user group or a Company Person’s users overall or employee of a Company Person, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) Each Company Person shall (i) pay all of its debts and Taxes when due and (ii) pay or perform its other Liabilities when due.

(c) Each Company Person shall use commercially reasonable efforts to ensure that each Contract to which a Company Person is a party that is entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

(d) Each Company Person shall continue to collect accounts receivable and pay accounts payable with respect to the Company Business in the Ordinary Course of Business.

(e) Each Company Person (i) shall ensure that all necessary fees and filings with respect to any Registered Company Intellectual Property Rights are timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect; (ii) shall not act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Company Intellectual Property Rights; and (iii) shall not otherwise assign, transfer, or dispose of any Company Intellectual Property Rights.

5.3 Conduct of Business. Each Company Person shall continue to conduct the Company Business in the Ordinary Course of Business and, notwithstanding the foregoing, no Company Person shall, without Parent’s prior written consent, or except as specifically set forth on Schedule 5.3, take any action that, if taken after the Balance Sheet Date but before the execution of this Agreement, would be required to be disclosed pursuant to Section 3.10. Parent acknowledges and agrees that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of any Company Person prior to the Effective Time and (b) prior to the Effective Time, each Company Person shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.4 Regulatory Approvals. Each Company Person shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Each Company Person shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by any Company Person with respect to such authorizations, approvals and consents. The Company shall promptly inform Parent of any communication between any Company Person and any Governmental Authority regarding any of the transactions contemplated hereby. To the extent permitted by applicable Law, each Company Person shall consult with and cooperate with Parent in advance of any such written or oral communication to any Governmental Authority. Each Company Person shall use commercially reasonable efforts to resolve questions or objections, if any, of any Governmental Authority. Notwithstanding anything in this Agreement to the contrary, if any Action is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, it is expressly understood and agreed that no Company Person or any of its Affiliates shall be under any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent except to the extent directed by Parent or if Parent or its Subsidiaries or Affiliates are also litigating, contesting or otherwise participating therein. Both the Company and the Parent believe the transactions contained within this Agreement neither violate the HSR Act or any antitrust laws.

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5.5 Approval of Company Stockholders.

(a) As soon as reasonably practicable, and in any event within ten (10) calendar days following the Agreement Date, the Company will deliver to the Company Stockholders and Company Noteholders an information statement (the “Information Statement”) in form and substance reasonably acceptable to Parent and its representatives, which shall (i) provide notice of the approval of the Merger to the Company Stockholders and Company Noteholders (ii) include a summary of the Agreement, and (iii) provide the requisite notice of appraisal rights under Delaware Law. The Company will give Parent and its representatives reasonable opportunity to review and comment on the Information Statement (but in no event less than five (5) Business Days) prior to the distribution of the Information Statement and the Company will consider in good faith any comments that Parent or its representatives have with respect to the Information Statement. The Company shall promptly inform Parent of the date on which the Information Statement was sent. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to, and/or mailing to the Company Stockholders of, such amendment or supplement.

(b) Neither the board of directors of the Company nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any inquiry, offer or proposal from any Person (other than Parent) for, regarding or concerning any Alternative Transaction (an “Acquisition Proposal”) other than the Merger, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) approve, enter, or permit or cause any Company Person to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar Contract or instrument related to any Acquisition Proposal, or (iv) resolve or announce its intention to do any of the foregoing. Nothing contained in this Section 5.5(b) shall prohibit the Company from exercising its right to terminate this Agreement pursuant to Article 9.

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5.6 Necessary Consents. Each Company Person shall use commercially reasonable efforts to obtain prior to the Closing such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Parent to carry on the Company Business immediately after the Effective Time substantially as it is carried on as of the Agreement Date, and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which a Company Person is party, including the consents, authorizations, notices and actions which are listed on Schedule 5.6 of the Company Disclosure Letter.

5.7 Litigation. The Company shall notify Parent in writing promptly after learning of any Action by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be pending or threatened against any Company Person or any of such Company Person’s officers, directors, employees or stockholders in their capacity as such. The Company shall notify Parent in writing promptly after learning of any written or unwritten claim by a Person inviting any Company Person to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business.

5.8 No Other Negotiations.

(a) No Company Person shall, and none of them shall authorize, encourage or permit any of its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal, (b) furnish any nonpublic information regarding any Company Person to any Person (other than Parent and its agents and advisors) in connection with or in response to any Acquisition Proposal (other than to respond to such Acquisition Proposal by indicating that the Company is subject to this Section 5.8), (c) enter into, participate in, entertain, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such Acquisition Proposal by indicating that the Company is subject to this Section 5.8), (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction, or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between any Company Person and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.8(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.8(a).

(b) The Company shall notify Parent within 24 hours after receipt by the Company (or, to the Knowledge of the Company, by any of the Company Representatives) of any Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to any Company Person or for access to any of the properties, books or records of any Company Person by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such Acquisition Proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such Acquisition Proposal and any correspondence or communications related thereto known to the Company or any Company Representatives and shall provide to Parent a correct and complete copy of such Acquisition Proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Acknowledging the provisions hereof prohibiting consideration by the Company of Alternative Transactions, the Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company, at which the board of directors of the Company, is reasonably expected to consider any Alternative Transaction. Each Company Person shall, and shall cause each Company Representative to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

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5.9 Access to Information. Each Company Person shall allow Parent and its agents and advisors reasonable access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of each Company Person, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of any Company Person and the working papers related to the pending audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2018, subject to the terms of the Mutual Nondisclosure Agreement between the Company and Parent dated January 10, 2019 (the “NDA”). Each Company Person shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this Section 5.9 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.10 Satisfaction of Conditions Precedent. Each Company Person shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and each Company Person shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.11 Company Benefit Arrangements. The Company’s board of directors shall terminate or cancel the Company Benefit Arrangements set forth in Schedule 5.11 of the Company Disclosure Letter or otherwise specified by Parent prior to the Closing Date such termination or cancellation to be subject to the Closing and effective immediately before the Effective Time and provide a copy of such resolutions to Parent and shall adopt (or shall cause there to be adopted) no later than the day before the Closing Date (i) resolutions terminating each Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plan”), such termination to be subject to the Closing and effective immediately before the Effective Time, and (ii) an amendment to the 401(k) Plan to the extent required by applicable Law, such amendment being intended to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such plan shall be maintained at the time of its termination. The Company shall provide a draft of such resolutions to Parent prior to their adoption and address, to the reasonable satisfaction of Parent, any comments Parent may have as to such resolutions. Immediately prior to such termination or cancellation, the Company will make all necessary payments to the trust for the 401(k) Plan to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan, (ii) for elective deferrals made pursuant to the 401(k) Plan for the period through and including the time of termination, and (iii) for all employer contributions (if any) for the period through and including the time of termination. All participants and former participants in such 401(k) Plan shall become fully vested in their account balances under the 401(k) Plan upon such termination or cancellation to the extent required by Law.

5.12 Repayment of Debt. As soon as practicable following the Agreement Date, the Company shall obtain (i) debt payoff letters, in form reasonably acceptable to Parent, with respect to the indebtedness of the Company set forth on Schedule 5.12 (the “Closing Pay-Off Debt”), which letters provide for the release of all Encumbrances relating to the Closing Pay-Off Debt following satisfaction of the terms contained in such payoff letters (including any premiums above the principal amount of such Closing Pay-Off Debt or any fees payable in connection with such Closing Pay-Off Debt); and before Closing or in conjunction with Closing (ii) executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of any Company Person as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Parent that all Encumbrances on assets of any Company Person shall have been released prior to the Closing, or shall be released promptly following the Closing after payment of the amount of the Closing Pay-Off Debt as set forth in the relevant payoff letter. It is the express understanding of the parties that the Company will satisfy the Closing Pay-Off Debt at or prior to the Closing to the extent of the Company’s available cash that is not used to pay Unpaid Transaction Expenses.

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5.13 Notices to Company Securityholders and Employees.

(a) The Company shall timely provide to the Company Securityholders all advance notices required to be given to such Company Securityholders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Certificate of Incorporation or bylaws of the Company, the Company Stock Plan or other applicable Contracts and under Law.

(b) The Company shall give all notices and other information required to be given by any Company Person to the employees of such Company Person, any collective bargaining unit representing any group of employees of such Company Person, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Laws in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.14 Takeover Statutes. If any Takeover Statute or other anti-takeover regulation, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the board of directors of the Company shall grant such approvals and take such actions as are necessary under such provision or Law so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such provision, Law or Contract.

Article 6

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Parent covenants and agrees with the Company as follows:

6.1 Advise of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article 4 untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied.

6.2 Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform the Company of any communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, if any Action is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates (including the Surviving Corporation) or the Company, or the holding separate of the shares of Company Capital Stock or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock. Both the Company and the Parent believe the transactions contained within this Agreement neither violate the HSR Act or any antitrust laws.

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6.3 Satisfaction of Conditions Precedent. Parent shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 7.1 and 7.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.4 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the third anniversary of the Effective Time, Parent will use reasonable efforts to permit the Surviving Corporation to fulfill and honor in all material respects the obligations of the Company to its present and former directors and officers (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date identified on Schedule 6.4(a) of the Company Disclosure Letter and pursuant to the Company’s Certificate of Incorporation or bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 6.4(a) on or prior to the third anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.4(a) shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or (ii) any claim based on a claim for which a Parent Indemnified Person would be entitled to indemnification pursuant to Article 10. In the event of a breach of the representation set forth in the last sentence of Section 3.5, this Section 6.4(a) shall be terminated with respect to any claim not disclosed in Schedule 3.5 of the Company Disclosure Letter. For the avoidance of doubt, and notwithstanding any provision to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party shall be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy. It is further understood that Parent is not assuming any obligations for Indemnity.

(b) Prior to the Effective Time, the Company shall purchase tail insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company and Parent which shall provide such directors and officers with coverage for no more than six years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “Insurance Coverage”), provided that the full cost and all premiums associated with such Insurance Coverage are paid in a lump sum by the Company prior to or at the Closing and are included as a Transaction Fee. The Surviving Corporation shall use its reasonable efforts to maintain such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay any additional amounts following the Closing with respect to such Insurance Coverage, including any additional amounts to maintain such Insurance Coverage and Parent is not assuming any obligation for Indemnity.

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(c) This Section 6.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Company Indemnified Parties; provided, however, that (i) recourse shall first be against the Insurance Coverage until it is exhausted before recovery against the Surviving Corporation shall take place. Parent assumes no obligations under Section 6.4(a).

(d) The provisions of this Section 6.4 shall in no way affect the rights of the Parent Indemnified Persons or the obligations of the Company Stockholders arising under Article 10, and any Liabilities subject to indemnification pursuant to Section 6.4(a) or to be covered by Insurance Coverage pursuant to Section 6.4(b) shall in no event include any Damages for which any Company Stockholder is liable (either directly or through an obligation to indemnify another Person) pursuant to the terms hereof.

6.5 Treatment of Company Options.

(a) Extension of Company Options.

(i) Vested and Unvested Company Options. At the Effective Time, pursuant to section 10.2 of the Company Stock Plan, all Company Options shall become vested and exercisable. The Parent shall exchange all non-exercised Company Options for new options according to the Merger Sub Incentive Plan subject to new terms and conditions contained within the Merger Sub Incentive Plan and at the sole discretion of Parent. The Company shall, prior to the Effective Time, take or cause to be taken such actions, and shall obtain all such consents, as may be required to effect the foregoing provisions of this Section 6.5(a).

(ii) Company Action. The Company shall, prior to the Effective Time, take or cause to be taken such actions, and shall use reasonable best efforts to obtain all such consents, as may be required to effect the foregoing provisions of this Section 6.5(a).

Article 7

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory action, restraint or prohibition preventing or challenging the consummation of the Merger or limiting or restricting the conduct or operation of the Company Business by Parent after the Merger shall have been issued, nor shall any Action brought by a domestic administrative agency or commission or other domestic Governmental Authority or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

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(c) Further Assurances. Each of the Parent, Merger Sub, the Company and Company Sellers shall execute all documents reasonably necessary and do all such further deeds, acts, things and assurances that may be reasonably requested by a party for carrying out the intention of, or facilitating the consummation of, this merger.

7.2 Additional Conditions Precedent to Obligations of Parent or Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a) Due diligence. The Parent shall be satisfied in its sole discretion with the results of its due diligence on the Company.

(b) Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), the representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Controller of the Company to such effect (the “Officers Certificates”).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(e) No Material Adverse Effect. From and after the Agreement Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(f) Employment Matters. (i) The Parent shall have entered into a mutually satisfactory employment arrangement with individuals listed on Schedule A, and the employment agreements shall be delivered concurrently with the execution of this Agreement, shall remain in full force and effect and none of the individuals executing such employment agreements shall have ceased to be employed by the Company or one of its Subsidiaries or expressed to Parent or the Company in writing any intention to terminate his or her employment with the Company or one of its Subsidiaries or to decline to be employed by the Parent; (ii) the Parent shall have entered into non-competition agreements with individuals listed on Schedule A, and the non-competition agreements shall be delivered concurrently with the execution of this Agreement and shall remain in full force and effect from the date of Closing. Parent shall not assume any obligation to continue the employment of any Company employee or, if continued, at the same terms.

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(g) Lock-Up Leak Out Agreements. The Company Sellers shall have entered into a lockup agreement for the shares of Parent common stock in the form attached hereto as Exhibit A (the “Lock Up Agreement”)

(h) Consents. Parent shall have received duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 5.6.

(i) Approvals. Parent shall have received the approvals, if necessary, from FINRA or any other self-regulatory organization.

(j) Subscription Offer. There shall have occurred a financing from current Company investors and other outside sources to purchase Parent common shares at a price of $0.50 per share with $0.75 and $1.00 warrants, respectively. This financing shall raise proceeds of at least $3,000,000 with net proceeds (90%) loaned back to the Company.

(k) Spartan Financing. There shall have occurred a financing from Spartan Capital or a similar FINRA broker to purchase Parent common shares at a price of $0.50 per share with $0.75 and $1.00 warrants, respectively. This financing shall raise proceeds of approximately $4,000,000.

(l) No Other Liabilities. With the exception of the Company A/R lender liabilities and other current liabilities not to exceed $8,500,000 the Company shall not have any other short or long term liabilities.

(m) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Schedule 7.2(m) shall have been terminated, effective as of the Effective Time, in accordance with their respective terms, and the parties to the agreements identified on such Schedule 7.2(m) shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Effective Time.

(n) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company or any of its Subsidiaries, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(o) Company Board and Stockholder Approval. The Board Approval and the Stockholder Approval shall have been obtained and such approvals shall remain in full force and effect. The Stockholder Approval shall have been obtained by a majority of the Stockholders.

(p) Good Standing Certificates. Parent shall have received a certificate of good standing from the Office of the Secretary of State of the State of Delaware and each other state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying as of a date no more than three (3) Business Days prior to the Closing Date that the Company is in good standing and that all applicable Taxes and fees of the Company payable to such jurisdictions as a result of such incorporation, existence or qualification through such certification date have been paid.

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(q) Pay-Offs.

(i) Promissory Note Debt Conversion. Company Promissory Noteholders (except for Parent) shall convert their respective Company Promissory Notes according to Section 2.2(b)(ii)-(v), and further for the Inform SPV Noteholders (B) executed UCC-2 or UCC-3 termination statements executed by Inform SPV Noteholders terminating any and all security interests in any assets of any Company Person as of the Closing and evidence reasonably satisfactory to Parent that all Encumbrances on assets of the Company shall have been released prior to the Closing or will be released promptly following the Closing after payment of the amount set forth in such payoff letter.

(ii) Convertible Note Debt Conversion. Company Convertible Noteholders shall convert their Company Convertible Notes according to the conversion under Section 2.2(a).

(r) Dissenter Rights. Dissenter rights shall not be exercised by more than 2% of the Company Stockholders.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein regarding materiality), in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date) and in each case except where the failure of such representations and warranties to be true and correct as of the Closing Date would not have a material and adverse effect on the ability of Parent and Merger Sub to consummate the Merger or to perform their respective obligations under this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

ARTICLE 7A

ESTABLISHMENT OF ESCROW AGREEMENT

7A.1 Reason for Escrow. If for any reason the Company Audited Financial Statements are not delivered at Closing, 10% of the Total Consideration Shares shall be placed in escrow with Parent’s counsel subject to an Escrow Agreement reasonably acceptable to Parent.

7A.2 Release of Escrow Shares. The Escrow Shares shall be released upon delivery of the Company Audited Financial Statements subject to withholding as provided for in the Escrow Agreement.

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Article 8

DOCUMENTS TO BE DELIVERED AT CLOSING

8.1 Documents to be delivered by the Company. At Closing, the Company shall deliver to Parent the following:

(a) a certificate, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of Delaware, certifying that the Company is in good standing in Delaware;

(b) the Company Officers Certificates as required by this Agreement;

(c) the agreements for the conversion of Company Promissory Notes and Company Convertible Notes;

(d) certificate(s) evidencing the Company Capital Stock, free and clear of all liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(e) the Employment Agreement of Greg Peters duly executed;

(f) the Lock Up Agreements duly executed by the Company Sellers;

(g) any documentation necessary for the transfer of Company bank accounts;

(h) Company Audited Financial Statements, if available;

(i) Escrow Agreement if Company Audited Financial Statements are not available;

(j) Opinion of Company’s counsel in form reasonably acceptable to Parent’s counsel;

(k) all Disclosure Schedules;

(l) such other customary instruments of transfer, assumption, filings or other documents, in form and substance satisfactory to Parent, as may be required to give effect to this Agreement;

8.2 Documents to be delivered by Parent. At Closing, the Parent shall deliver to Company the following:

(a) Irrevocable means of transferring the Total Closing Consideration to the Company Sellers

(b) The Employment Agreement of Greg Peters duly executed by the Parent;

(c) The Parent's Closing Certificate as required by this Agreement;

(d) Such other customary instruments of transfer, assumption, filings or other documents, in form and substance satisfactory to Parent, as may be required to give effect to this Agreement.

Article 9

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, notwithstanding any Stockholder Consent, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

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9.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 11:59 p.m. Eastern time on August 30, 2019 (the “Termination Date”) if the conditions to the terminating party’s obligations to Closing under Article 7 have not been satisfied by the other party or waived by the terminating party by such date other than conditions pertaining to covenants to be performed as part of effectuating the Closing; provided, however, that the foregoing shall automatically be extended until 11:59 p.m. Eastern time on September 30, 2019 if (A) all other conditions to Closing of the party seeking termination have been satisfied as of the Termination Date other than conditions pertaining to covenants as part of effectuating the Closing; provided, however further, that in each case the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 7 (including an Antitrust Condition) to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article 3 or Article 4, as applicable, or (ii) any of its covenants under Article 5 or Article 6, as applicable, and (x) has not cured such breach within ten (10) Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (y) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the NDA and the provisions of this Section 9.3 and Article 12 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any fraud or willful or intentional breach of any of such party’s representations, warranties or covenants contained herein.

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Article 10

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,

CONTINUING COVENANTS

10.1 Survival. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter and the certificates of the Company delivered pursuant to Section 7.2, shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the Specified Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until sixty (60) days following the expiration of the applicable statute of limitations; and provided, further, that no right to indemnification pursuant to this Article 10 in respect of any claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Notice of Claim delivered in accordance with this section prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person, under this Article 10 or otherwise, to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation until the expiration of the statute of limitations applicable to such fraud, willful breach or intentional misrepresentation. The representations and warranties of Parent and Merger Sub contained in this Agreement and the certificates to be delivered pursuant to Section 7.3 shall not survive the Effective Time and shall terminate at the Effective Time. All covenants of the parties (including the covenants set forth in Article 5 and Article 6) shall remain operative and in full force and effect until the expiration of the applicable statute of limitations; provided, however, that no right to indemnification pursuant to this Article 10 in respect of any claim based upon any breach of a covenant set forth in a Notice of Claim delivered prior to the applicable expiration date shall be affected by the expiration of such covenant.

10.2 Agreement to Indemnify. From and after the Closing, each Company Stockholder, Company Convertible Noteholder, Company Promissory Noteholder, Company Warrantholder, Company SAFE Investor, each holder of Vested Company Options and each Company Participant (each, a “Company Indemnifying Party” and collectively, the “Company Indemnifying Parties”) shall severally (based on each such Company Indemnifying Party’s Pro Rata Share), and not jointly, indemnify and hold harmless each of Parent, and their respective Affiliates, officers, directors, agents, representatives, stockholders and employees (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as the “Parent Indemnified Persons”) from and against any and all losses, reductions in value, costs, Taxes, damages, Liabilities, interest and expenses (including reasonable and documented attorneys’ fees, other professionals’ and experts’ fees and court costs incurred in connection with investigation, defending against or settling any of the foregoing) (hereinafter collectively referred to as “Damages”) suffered or incurred by a Parent Indemnified Person, directly or indirectly, to the extent arising out of or resulting from or in connection with:

(a) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter, to be true and correct as of the Agreement Date or as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates) and any failure of any certification to be made by the Company pursuant to Section 7.2(b) to be true and correct as of the date such certificate shall be delivered to Parent (this clause (a), and Section 10.2(e) to the extent relating to this clause (a), the “Representation Indemnities”);

(b) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement and any failure of any certification to be made by the Company pursuant to Section 7.2(c) to be true and correct as of the date such certificate shall be delivered to Parent;

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(c) any payments made with respect to Dissenting Shares to the extent that such payments exceed the value of the amounts that otherwise would have been payable pursuant to Article 2 upon the exchange of the Dissenting Shares;

(d) any Indemnified Taxes; or

(e) any Third-Party Claim relating to any of the items referred to in clauses (b) through (d) above.

10.3 Director and Officer Indemnification. The Company will, at or prior to Closing, purchase “tail” coverage in the amount of $2,000,000 for a period of at least six (6) years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date and such policy shall have the same coverage and policy limits as he Company’s existing directors and officers liability insurance policy. Notwithstanding any provision in this Agreement or the insurance policies contemplated under this Section 7.2(c), no provision or indemnification right in such policies shall limit in any way the right of any Parent Indemnified Party or the obligations of Parent under this Agreement. Parent shall have no obligation to indemnify or hold harmless present and former officers, directors, employees and agents of the Company in respect to acts and omissions prior to the Effective Time.

10.4 Limitations.

(a) Pursuant to Section 10.2, the indemnification obligations of the Company Indemnifying Parties under this Article 10 shall only apply if the Merger is consummated. If the Merger is consummated, the indemnification provisions of this Article 10 shall be the exclusive right and remedy of the Parent Indemnified Persons for Damages under this Agreement, except that nothing in this Section 10.4 shall eliminate the ability of any party hereto to apply for non-monetary equitable remedies to enforce the other party’s or parties’ obligations under this Agreement or other remedies that may be available to the Parent Indemnified Persons for Damages arising out of fraud, willful breach or intentional misrepresentation.

Article 11

TAX MATTERS

11.1 Tax Returns.

(a) Each Company Person shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of each Company Person that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of each Company Person due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past custom and practices of the Company with respect to such items, except as required by Law. At least fifteen (15) Business Days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld.

(b) Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of each Company Person for any Pre-Closing Tax Period that has not yet been filed and is required to be filed after the Closing Date. Parent shall prepare any such Tax Returns with respect to taxable periods or portions thereof ending on or before the Closing Date consistent with past practices of each Company Person, except as required by applicable Law. Parent shall permit the Representative to review and comment on each Tax Return described in the preceding sentence and shall consider in good faith any comments offered by the Representative. Parent shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

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11.2 Cooperation. Parent and the Company agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, and the Company shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, including, without limitation, in no event shall be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for taxable periods that end on or before the Closing Date).

11.3 Transactional Tax Related Matters. Pursuant to 26 U.S.C. § 354(a), the general rule in a stock for stock merger is that no gain or loss shall be recognized as a result of the exchange of securities. There are some exceptions with respect to this rule and other tax issues, and the Company advises that each Company Securityholder, Company Promissory Noteholder, Company SAFE Investor, and Company Convertible Noteholder consult their respective tax advisor or accountant.

Article 12

MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Florida, irrespective of any of its conflicts of law principles that would result in the application of the laws of another jurisdiction; provided, however, that any matters related to the internal affairs of Parent shall be governed by the Laws of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Florida and the Federal courts of the United States of America located within the County of Palm Beach in the State of Florida solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.9 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Palm Beach, Florida.

12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

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12.4 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Parent and the Company. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of the Company and Parent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail (only if also confirmed by facsimile), sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent during normal business hours by facsimile or electronic mail (effective as of the delivery of the facsimile confirmation), three (3) Business Days after mailing if sent by mail, and one (1) Business Day after dispatch if sent by express courier or after receipt if not sent during normal business hours by facsimile or electronic mail, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

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If to Parent or Merger Sub:

Bright Mountain Media, Inc.

6400 Congress Avenue

Suite 2050

Boca Raton, Florida 33487

Attention: Maria Montiglio

E-Mail: maria@brightmountainmedia.com

with a copy (which shall not constitute notice) to:

Pearlman Law Group LLP
200 South Andrews Avenue

Suite 901

Fort Lauderdale, Florida 33301

Attention: Charlie Pearlman, Esq.; Brian Pearlman, Esq.

E-Mail: charlie@pslawgroup.net ; brian@pslawgroup.net

If to the Company:

Inform, Inc.

3445 Peachtree Road NW

Suite 1000

Atlanta, Georgia 30326

Attention: Joan McPherson
E-Mail: jmcpherson@inform.com

with a copy (which shall not constitute notice) to:

Conway Eader LLLP

3445 Peachtree Road NE

Suite 1000

Atlanta, Georgia 30326

Attention: Justin Conway, Esq.; Ted Eader, Esq.

Fax No.: 4707452688

E-Mail: justin@conwayeader.com ; ted@conwayeader.com

12.10 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 12.10.

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12.11 Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Letter and Exhibits hereto), and when a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

12.12 Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.4 is intended to benefit the Company Indemnified Parties and Article 10 is intended to benefit the Parent Indemnified Persons.

12.13 Public Announcement. Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities Laws or regulatory rules or as it deems otherwise appropriate. The Company shall not make any public announcement relating to this Agreement or the transactions contemplated hereby.

12.14 Confidentiality.

(a) From and after the Closing, the restrictions on the use and disclosure of Evaluation Material (as such term is defined in the NDA) set forth in the NDA shall not apply to Parent or its Affiliates and their respective Representatives (as such term is defined in the NDA) with respect to any information relating to the Company Business.

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(b) Notwithstanding anything to the contrary in this Agreement or the, after the Closing: (a) all Proprietary Information included in the Company Intellectual Property Rights or embodied in the Company Intellectual Property and Company Intellectual Property Rights that are not owned by a third Person shall be the confidential information of Parent (and not of the Company or any Affiliate of the Company) for purposes of the NDA, regardless of whether such Proprietary Information or Intellectual Property were identified or otherwise designated as “confidential,” and (b) Parent shall be considered the “disclosing party” under the NDA and the Company and any Affiliate of the Company who has had access to Proprietary Information included in the Company Intellectual Property Rights or embodied in the Company Intellectual Property or Company Intellectual Property Rights that are not owned by a third Person shall be considered the “receiving party” under the NDA. The Company and any other Affiliate of the Company who has had or will have access to such Proprietary Information or Intellectual Property shall be bound by the terms of the NDA, and, for the avoidance of doubt, Parent shall have no obligations under the NDA with respect to such Proprietary Information or Intellectual Property.

(c) To the extent that any provisions of the foregoing Sections 12.14(a) and 12.14(b) conflict with the terms of the NDA, such Sections 12.14(a) and 12.14(b) shall be deemed to further amend the terms of the NDA, and the parties agree to continue to abide by the terms of the NDA, as amended pursuant to this Section 12.14.

12.15 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Disclosure Letter and the NDA constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

CONFIDENTIAL

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

PARENT
BRIGHT MOUNTAIN MEDIA INC.

By:	/s/ W. Kip Speyer
Name:	W. Kip Speyer
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB
Bright mountain merger sub

By:	/s/ W. Kip Speyer
Name:	W. Kip Speyer
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

CONFIDENTIAL

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

COMPANY
INFORM INC.

By:	/s/ Gregory A. Peters
Name:	Gregory A. Peters
Title:	Chairman & CEO

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Schedule A

Offer Letter Individuals

● Greg Peters

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Schedule C

Company Participants

● Anderson, Krista L

● Payal Kumari, Fnu

● Pease, Steven V

● Peters, Brittany M

● Peters, Greg

● Pettegrove, Paul

● Putman, Amanda M

● Rivera, Javier

● Rufen-Blanchette, Justin

● Steger, Matthew B

● Watt, Stephanie N

● Thottempudi, Vamsi

● Webb, Kevin M

● Ahart, Tim

● Loukinen, Kevin

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Schedule D

Continuing Employees

● Anderson, Krista L

● Payal Kumari, Fnu

● Pease, Steven V

● Peters, Brittany M

● Peters, Greg

● Pettegrove, Paul

● Putman, Amanda M

● Rivera, Javier

●Rufen-Blanchette, Justin

● Steger, Matthew B

● Watt, Stephanie N

● Thottempudi, Vamsi

● Webb, Kevin M

● Ahart, Tim

● Loukinen, Kevin